Exhibit 10.26

AMENDMENT TO WYLDKATZ, LLC CONSULTING
AGREEMENT WITH MORPHOGENESIS, INC.

The undersigned, being the Principals of Wyldkatz, LLC, a Florida limited liability company, and Morphogenesis, Inc, (the “Company”) a Florida corporation hereby amend their Consulting Agreement dated July 1, 2021. The amendment shall solely consist of the following replacement of Section 3A:

Term. This Agreement shall remain in effect through (and including) December 31, 2023 (“Scheduled Termination Date”), unless earlier terminated in accordance with this Section 3. For clarity, the failure by the Company to request any Services from Consultant shall not terminate this agreement.

The remaining Wyldkatz consulting agreement, other than Section 3A above, shall remain valid and enforceable.

Dated: February 14, 2022.

Wyldkatz, LLC:

/s/ Michael Lawman
Michael Lawman

/s/ Patricia Lawman
Patricia Lawman

Morphogenesis, Inc

/s/ Dam Dearborn
Dan Dearborn, CFO